Legg Mason Investment Trust, Inc.
                                c/o Legg Mason Wood Walker, Incorporated
                                100 Light Street
                                P.O. Box 1476
                                Baltimore, Maryland 21203-1476
                                410-539-0000


                                December 8, 1999


Ladies and Gentlemen:

Please be advised that the 10,000 shares of Legg Mason Investment Trust, Inc. which we have today purchased from you in the aggregate amount of $100,000 were purchased as an investment with no present intention of redeeming or selling such shares and we do not have any intention of redeeming or selling such shares.


                                Very truly yours,

                                LMM LLC

                          By:   /s/ William H. Miller, III
                                --------------------------
                                William H. Miller, III
                                Managing Member